Exhibit 99

Accenture Reports First-Quarter Fiscal 2014 Results

— Revenues increase 2% in U.S. dollars and 3% in local currency to $7.4 billion, at the top of the company’s guided range —

— EPS up 8%, to $1.15 —

— Operating income increases 4%, to $1.09 billion, with operating margin of 14.8% —

— New bookings are $8.7 billion, with consulting bookings of $4.3 billion and outsourcing bookings of $4.4 billion —

— Accenture continues to expect full-year revenue growth of 2-6% in local currency; raises outlook for full-year EPS to $4.44-$4.56, reflecting company’s updated foreign-exchange assumption —

NEW YORK; Dec. 19, 2013 — Accenture (NYSE: ACN) reported financial results for the first quarter of fiscal 2014, ended Nov. 30, 2013, with record net revenues of $7.4 billion, an increase of 2 percent in U.S. dollars and 3 percent in local currency over the same period last year. Diluted earnings per share were $1.15, an increase of $0.09, or 8 percent, over the same period last year.

Operating income was $1.09 billion, an increase of 4 percent over the same period last year, and operating margin was 14.8 percent, a year-over-year expansion of 30 basis points.

New bookings for the quarter were $8.7 billion, with consulting bookings of $4.3 billion and outsourcing bookings of $4.4 billion.

Pierre Nanterme, Accenture’s chairman and CEO, said, “First-quarter results were in line with our expectations, with revenue growth at the top of our guided range as well as strong new bookings, which position us well for the fiscal year.  We were pleased with our ability to continue driving profitable growth—including an 8 percent EPS increase—in a global economic environment that remains challenging.  We also returned more than $1.3 billion in cash to our shareholders through share repurchases and dividends.

“Looking ahead, we remain focused on the successful execution of our growth strategy.  We continue to invest in differentiated services and evolve our operating model to capture new growth opportunities across all dimensions of our business—especially in digital and transformation.  With our diverse portfolio of business and disciplined management approach, we remain confident in our ability to continue delivering value for our clients and shareholders.”

Financial Review

Revenues before reimbursements (“net revenues”) for the first quarter of fiscal 2014 were $7.36 billion, compared with $7.22 billion for the first quarter of fiscal 2013, an increase of 2 percent in U.S. dollars and 3 percent in local currency.  Net revenues for the quarter reflect a foreign-exchange impact of negative 1 percent, less than the negative 2 percent we had previously assumed.  Adjusting for the actual foreign-exchange impact of negative 1 percent in the quarter, the company’s guided range for quarterly net revenues would have been $7.07 billion to $7.37 billion.  Accenture’s first quarter fiscal 2014 net revenues were at the top end of this adjusted range.

▪	Consulting net revenues for the quarter were $3.94 billion, a decrease of 1 percent in U.S. dollars and flat in local currency compared with the first quarter of fiscal 2013.

▪	Outsourcing net revenues were $3.42 billion, an increase of 5 percent in U.S. dollars and 6 percent in local currency over the first quarter of fiscal 2013.

Diluted EPS for the quarter were $1.15, compared with $1.06 for the first quarter last year. The $0.09 increase in EPS reflects:

▪	$0.02 from higher revenue and operating results;

▪	$0.03 from a reduction in reorganization liabilities;

▪	$0.02 from a lower effective tax rate; and

▪	$0.03 from a lower share count;

partially offset by:

▪	$0.01 decrease from lower non-operating income.

Gross margin (gross profit as a percentage of net revenues) for the quarter was 33.3 percent, compared with 32.8 percent for the first quarter last year. Selling, general and administrative (SG&A) expenses for the quarter were $1.38 billion, or 18.7 percent of net revenues, compared with $1.32 billion, or 18.2 percent of net revenues, for the first quarter last year.

Operating income for the quarter increased 4 percent, to $1.09 billion, or 14.8 percent of net revenues, compared with $1.05 billion, or 14.5 percent of net revenues, for the first quarter of fiscal 2013. The operating margin expansion of 30 basis points includes a benefit of approximately 20 basis points from a reduction in reorganization liabilities.

The company’s effective tax rate for the quarter was 25.1 percent, compared with 26.8 percent for the first quarter last year. The lower rate in the first quarter of fiscal 2014 was primarily due to lower additions to tax reserves and benefits related to the release of reorganization liabilities, partially offset by lower benefits related to final determinations of prior-year tax liabilities.

Net income for the quarter was $812 million, compared with $766 million for the first quarter last year, a 6 percent increase.

Operating cash flow for the quarter was $181 million, and property and equipment additions were $59 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $122 million. For the same period last year, operating cash flow was negative $109 million; property and equipment additions were $87 million; and free cash flow was negative $195 million. Operating cash flow and free cash flow for the first quarter of fiscal 2013 included a discretionary cash contribution of $500 million the company made to its U.S. defined benefit pension plan, which had a net impact, after tax, of $350 million.

Days services outstanding, or DSOs, were 34 days at Nov. 30, 2013, compared with 31 days at Aug. 31, 2013 and 32 days at Nov. 30, 2012.

Accenture’s total cash balance at Nov. 30, 2013 was $4.5 billion, compared with $5.6 billion at Aug. 31, 2013. The lower cash balance at Nov. 30, 2013 was principally due to cash dividend payments and share repurchases.

Utilization for the quarter was 87 percent, compared with 88 percent for both the fourth quarter of fiscal 2013 and the first quarter of fiscal 2013. Attrition for the first quarter of fiscal 2014 was 11 percent, compared with 12 percent for the fourth quarter of fiscal 2013 and 11 percent for the first quarter of fiscal 2013.

New Bookings

New bookings for the first quarter were $8.7 billion and reflect a negative 2 percent foreign-currency impact compared with new bookings in the first quarter last year.

▪	Consulting new bookings were $4.3 billion, or 49 percent of total new bookings.

▪	Outsourcing new bookings were $4.4 billion, or 51 percent of total new bookings.

Net Revenues by Operating Group

Net revenues by operating group were as follows:

▪	Communications, Media & Technology: $1.41 billion, compared with $1.46 billion for the first quarter of fiscal 2013, a decrease of 3 percent in U.S. dollars and 2 percent in local currency.

▪	Financial Services: $1.60 billion, compared with $1.56 billion for the first quarter of fiscal 2013, an increase of 2 percent in U.S. dollars and 3 percent in local currency.

▪	Health & Public Service: $1.23 billion, compared with $1.17 billion for the first quarter of fiscal 2013, an increase of 5 percent in U.S. dollars and 6 percent in local currency.

▪	Products: $1.80 billion, compared with $1.70 billion for the first quarter of fiscal 2013, an increase of 6 percent in both U.S. dollars and local currency.

▪	Resources: $1.32 billion, compared with $1.32 billion for the first quarter of fiscal 2013, flat in U.S. dollars and an increase of 1 percent in local currency.

Net Revenues by Geographic Region

Net revenues by geographic region were as follows:

▪	Americas: $3.43 billion, compared with $3.33 billion for the first quarter of fiscal 2013, an increase of 3 percent in U.S. dollars and 4 percent in local currency.

▪	Europe, Middle East and Africa (EMEA): $2.92 billion, compared with $2.82 billion for the first quarter of fiscal 2013, an increase of 3 percent in U.S. dollars and 1 percent in local currency.

▪	Asia Pacific: $1.00 billion, compared with $1.06 billion for the first quarter of fiscal 2013, a decrease of 6 percent in U.S. dollars and an increase of 5 percent in local currency.

Returning Cash to Shareholders

Accenture continues to return cash to shareholders through cash dividends and share repurchases.

Dividend

On Nov. 15, 2013, a semi-annual cash dividend of $0.93 per share was paid to Accenture plc Class A ordinary shareholders of record at the close of business on Oct. 11, 2013 and to Accenture SCA Class I common shareholders of record at the close of business on Oct. 8, 2013. These cash dividend payments totaled $630 million. This dividend represents an increase of $0.12 per share, or 15 percent, over the company’s previous semi-annual dividend, declared in March.

Share Repurchase Activity

During the first quarter of fiscal 2014, Accenture repurchased or redeemed 9.7 million shares for a total of $722 million, including approximately 8.0 million shares repurchased in the open market.

Accenture’s total remaining share repurchase authority at Nov. 30, 2013 was approximately $6.3 billion.

At Nov. 30, 2013, Accenture had approximately 675 million total shares outstanding, including 634 million Accenture plc Class A ordinary shares and 41 million Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares.

Business Outlook

Second Quarter Fiscal 2014

Accenture expects net revenues for the second quarter of fiscal 2014 to be in the range of $6.95 billion to $7.25 billion. This range assumes a foreign-exchange impact of negative 1.5 percent compared with the second quarter of fiscal 2013.

Full Fiscal Year 2014

Accenture’s business outlook for the full 2014 fiscal year now assumes a foreign-exchange impact of negative 0.5 percent compared with fiscal 2013; the previous foreign-exchange assumption was negative 1 percent.

For fiscal 2014, the company continues to expect net revenue growth to be in the range of 2 percent to 6 percent in local currency. The company now expects diluted EPS to be in the range of $4.44 to $4.56, compared with $4.42 to $4.54 previously, reflecting its updated foreign-exchange assumption.

Accenture continues to expect operating margin for the full fiscal year to be in the range of 14.3 percent to 14.5 percent. This compares with 15.2 percent in fiscal 2013 on a GAAP basis, which included a positive impact of 100 basis points from reductions in reorganization liabilities.  Accenture continues to expect its operating margin for fiscal 2014 to expand 10 to 30 basis points from the adjusted Non-GAAP operating margin of 14.2 percent for fiscal 2013.

For fiscal 2014, the company continues to expect operating cash flow to be in the range of $3.6 billion to $3.9 billion; property and equipment additions to be $400 million; and free cash flow to be in the range of $3.2 billion to $3.5 billion.

The company continues to expect to return at least $3.7 billion to its shareholders in fiscal 2014 through dividends and share repurchases.

The company continues to expect its annual effective tax rate to be in the range of 26.5 percent to 27.5 percent.

Accenture continues to target new bookings for fiscal 2014 in the range of $32 billion to $35 billion.

Conference Call and Webcast Details

Accenture will host a conference call at 8:00 a.m. EST today to discuss its first-quarter fiscal 2014 financial results. To participate, please dial +1 (800) 230-1074 [+1 (612) 288-0329 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 10:00 a.m. EST today, Thursday, Dec. 19, and continuing until Thursday, March 27, 2014. A podcast of the conference call will be available online at www.accenture.com beginning approximately 24 hours after the call and continuing until Thursday, March 27, 2014. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 311250 from 10:00 a.m. EST Thursday, Dec. 19 through Thursday, March 27, 2014.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with approximately 281,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$28.6 billion for the fiscal year ended Aug. 31, 2013. Its home page is www.accenture.com.

Non-GAAP Financial Information

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: the company’s results of operations could be adversely affected by volatile, negative or uncertain economic conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; the company’s business depends on generating and maintaining ongoing, profitable client demand for the company’s services and solutions, and a significant reduction in such demand could materially affect the company’s results of operations; if the company is unable to keep its supply of skills and resources in balance with client demand around the world and attract and retain professionals with strong leadership skills, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; the markets in which the company competes are highly competitive, and the company might not be able to compete effectively; the company could have liability or the company’s reputation could be damaged if the company fails to protect client and/or company data or information systems as obligated by law or contract or if the company’s information systems are breached; the company’s results of operations and ability to grow could be materially negatively affected if the company cannot adapt and expand its services and solutions in response to ongoing changes in technology and offerings by new entrants; as a result of the company’s geographically diverse operations and its growth strategy to continue geographic expansion, the company is more susceptible to certain risks; the company’s

Global Delivery Network is increasingly concentrated in India and the Philippines, which may expose it to operational risks; the company’s results of operations could materially suffer if the company is not able to obtain sufficient pricing to enable it to meet its profitability expectations; if the company’s pricing estimates do not accurately anticipate the cost, risk and complexity of the company performing its work or third parties upon whom it relies do not meet their commitments, then the company’s contracts could have delivery inefficiencies and be unprofitable; the company’s work with government clients exposes the company to additional risks inherent in the government contracting environment; the company’s business could be materially adversely affected if the company incurs legal liability; the company’s results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates; the company’s alliance relationships may not be successful or may change, which could adversely affect the company’s results of operations; outsourcing services and the continued expansion of the company’s other services and solutions into new areas subject the company to different operational risks than its consulting and systems integration services; the company’s services or solutions could infringe upon the intellectual property rights of others or the company might lose its ability to utilize the intellectual property of others; if the company is unable to protect its intellectual property rights from unauthorized use or infringement by third parties, its business could be adversely affected; the company’s ability to attract and retain business and employees may depend on its reputation in the marketplace; the company might not be successful at identifying, acquiring or integrating businesses or entering into joint ventures; the company’s profitability could suffer if its cost-management strategies are unsuccessful, and the company may not be able to improve its profitability through improvements to cost-management to the degree it has done in the past; many of the company’s contracts include payments that link some of its fees to the attainment of performance or business targets and/or require the company to meet specific service levels, which could increase the variability of the company’s revenues and impact its margins; changes in the company’s level of taxes, and audits, investigations and tax proceedings, or changes in the company’s treatment as an Irish company, could have a material adverse effect on the company’s results of operations and financial condition; if the company is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; if the company is unable to collect its receivables or unbilled services, the company’s results of operations, financial condition and cash flows could be adversely affected; the company’s share price and results of operations could fluctuate and be difficult to predict; the company’s results of operations and share price could be adversely affected if it is unable to maintain effective internal controls; any changes to the estimates and assumptions that the company makes in connection with the preparation of its consolidated financial statements could adversely affect its financial results; the company may be subject to criticism and negative publicity related to its incorporation in Ireland; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contact:

Roxanne Taylor
Accenture
+1 (917) 452-5106
roxanne.taylor@accenture.com

ACCENTURE PLC
CONSOLIDATED INCOME STATEMENTS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended November 30,
	2013	% of Net Revenues	2012	% of Net Revenues
REVENUES:
Revenues before reimbursements (“Net revenues”)	$7,358,749	100%	$7,219,961	100%
Reimbursements	440,947		448,075
Revenues	7,799,696		7,668,036
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	4,909,402	66.7%	4,853,768	67.2%
Reimbursable expenses	440,947		448,075
Cost of services	5,350,349		5,301,843
Sales and marketing	928,210	12.6%	868,202	12.0%
General and administrative costs	448,053	6.1%	448,852	6.2%
Reorganization (benefits) costs, net	(18,015)	(0.2)%	465	0.0%
Total operating expenses	6,708,597		6,619,362
OPERATING INCOME	1,091,099	14.8%	1,048,674	14.5%
Interest income	6,756		8,767
Interest expense	(3,658)		(4,549)
Other expense, net	(10,620)		(6,436)
INCOME BEFORE INCOME TAXES	1,083,577	14.7%	1,046,456	14.5%
Provision for income taxes	271,931		280,425
NET INCOME	811,646	11.0%	766,031	10.6%
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc.	(49,098)		(58,955)
Net income attributable to noncontrolling interests – other (1)	(10,702)		(8,259)
NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$751,846	10.2%	$698,817	9.7%
CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$751,846		$698,817
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc. (2)	49,098		58,955
Net income for diluted earnings per share calculation	$800,944		$757,772
EARNINGS PER SHARE:
-Basic	$1.18		$1.09
-Diluted (3)	$1.15		$1.06
WEIGHTED AVERAGE SHARES:
-Basic	636,695,545		639,659,238
-Diluted (3)	697,974,850		716,892,047
Cash dividends per share	$0.93		$0.81
_______________

(1)	Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.

(2)
Diluted earnings per share assumes the redemption of all Accenture SCA Class I common shares owned by holders of noncontrolling interests and the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis.

(3)
Diluted weighted average Accenture plc Class A ordinary shares and earnings per share amounts in fiscal 2013 have been restated to reflect additional restricted share units issued to holders of restricted share units in connection with the fiscal 2014 payment of cash dividends.

ACCENTURE PLC
SUMMARY OF REVENUES
(In thousands of U.S. dollars)
(Unaudited)

				Percent Increase (Decrease) Local Currency
			Percent Increase (Decrease) U.S. dollars
	Three Months Ended November 30,
	2013	2012
OPERATING GROUPS
Communications, Media & Technology	$1,410,983	$1,458,786	(3)%	(2)%
Financial Services	1,597,966	1,562,942	2	3
Health & Public Service	1,230,074	1,174,710	5	6
Products	1,801,062	1,698,543	6	6
Resources	1,315,007	1,321,465	—	1
Other	3,657	3,515	n/m	n/m
TOTAL Net Revenues	7,358,749	7,219,961	2%	3%
Reimbursements	440,947	448,075	(2)
TOTAL REVENUES	$7,799,696	$7,668,036	2%
GEOGRAPHY
Americas	$3,433,754	$3,333,120	3%	4%
EMEA	2,922,141	2,824,896	3	1
Asia Pacific	1,002,854	1,061,945	(6)	5
TOTAL Net Revenues	$7,358,749	$7,219,961	2%	3%
TYPE OF WORK
Consulting	$3,937,667	$3,960,676	(1)%	—%
Outsourcing	3,421,082	3,259,285	5	6
TOTAL Net Revenues	$7,358,749	$7,219,961	2%	3%
_________
n/m = not meaningful

OPERATING INCOME BY OPERATING GROUP
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended November 30,
	2013		2012
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology	$153,368	11%	$183,048	13%	$(29,680)
Financial Services	263,568	16	241,098	15	22,470
Health & Public Service	179,305	15	143,459	12	35,846
Products	247,387	14	235,692	14	11,695
Resources	247,471	19	245,377	19	2,094
Total	$1,091,099	14.8%	$1,048,674	14.5%	$42,425

ACCENTURE PLC
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	November 30, 2013	August 31, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,527,198	$5,631,885
Short-term investments	2,594	2,525
Receivables from clients, net	3,506,187	3,333,126
Unbilled services, net	1,726,393	1,513,448
Other current assets	1,529,087	1,363,194
Total current assets	11,291,459	11,844,178
NON-CURRENT ASSETS:
Unbilled services, net	21,999	18,447
Investments	43,536	43,631
Property and equipment, net	779,247	779,675
Other non-current assets	4,379,697	4,181,118
Total non-current assets	5,224,479	5,022,871
TOTAL ASSETS	$16,515,938	$16,867,049
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$—	$—
Accounts payable	982,733	961,851
Deferred revenues	2,140,981	2,230,615
Accrued payroll and related benefits	3,303,320	3,460,393
Other accrued liabilities	1,401,709	1,508,131
Total current liabilities	7,828,743	8,160,990
NON-CURRENT LIABILITIES:
Long-term debt	25,943	25,600
Other non-current liabilities	3,244,991	3,252,630
Total non-current liabilities	3,270,934	3,278,230
TOTAL ACCENTURE PLC SHAREHOLDERS’ EQUITY	4,927,831	4,960,186
NONCONTROLLING INTERESTS	488,430	467,643
TOTAL SHAREHOLDERS’ EQUITY	5,416,261	5,427,829
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$16,515,938	$16,867,049

ACCENTURE PLC
CONSOLIDATED CASH FLOWS STATEMENTS
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended November 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$811,646	$766,031
Depreciation, amortization and asset impairments	145,327	139,924
Reorganization (benefits) costs, net	(18,015)	465
Share-based compensation expense	126,906	114,170
Change in assets and liabilities/other, net	(884,631)	(1,129,405)
Net cash provided by (used in) operating activities	181,233	(108,815)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(58,959)	(86,547)
Purchases of businesses and investments, net of cash acquired	(137,387)	(209,952)
Other investing, net	794	762
Net cash used in investing activities	(195,552)	(295,737)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	180,233	164,606
Purchases of shares	(721,514)	(220,831)
Cash dividends paid	(630,234)	(560,135)
Other financing, net	32,999	38,698
Net cash used in financing activities	(1,138,516)	(577,662)
Effect of exchange rate changes on cash and cash equivalents	48,148	20,580
NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,104,687)	(961,634)
CASH AND CASH EQUIVALENTS, beginning of period	5,631,885	6,640,526
CASH AND CASH EQUIVALENTS, end of period	$4,527,198	$5,678,892